EXHIBIT 99.770(4)

                                   FORM 10f-3
                              THE BLACKROCK FUNDS

                         RECORD OF SECURITIES PURCHASED
                    UNDER THE TRUST'S RULE 10f-3 PROCEDURES

1.   Name of Purchasing Portfolio: See attached spreadsheet

2.   Issuer: MetLife

3.   Date of Purchase: 12/14/06

4.   Underwriter from whom purchased: JPM/GS

5. Name of affiliated Underwriter (as defined in the Turst's procedures) managing or participating in syndicate: Merrill Lynch

6. Aggregate principal amount of purchased (out of total offering): 85MM out of 1,250,000,000 total offering

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering): 85MM out of 1,250,000,000 total offering

8.   Purchase price (net of fees and expenses): 99.816

9.   Date offering commenced: 12/14/06

10.  Offering price at end of first day on which any sales were made:

11.  Have the following conditions been satisfied:

                                                                     YES     NO
                                                                     ---     ---

     a.   The securities are part of an issue registered under the
          Securities Act of 1933, as amended, which is being offered to the public, OR are Eligible Municipal Securities, OR are securities sold in an Eligible Foreign Offering OR are
          securities sold in an Eligible Rule 144A Offering OR part
          of an issue of government securities.                       X
                                                                     ---     ---

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                                                                     YES     NO
                                                                     ---     ---

     b.   The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not
          more than the price paid by each other purchaser of
          securities in that offering or in any concurrent offering
          of the securities (except, in the case of an Eligible
          Foreign Offering, for any rights to purchase required by
          laws to be granted to existing security holders of the
          Issuer) OR, if a rights offering, the securities were
          purchased on or before the fourth day preceding the day on
          which the rights offering terminated.                       X
                                                                     ---     ---

     c.   The underwriting was a firm commitment underwriting.        X
                                                                     ---     ---

     d.   The commission, spread or profit was reasonable and fair
          in relation to that being received by others for
          underwriting similar securities during the same period.     X
                                                                     ---     ---

     e.   In respect of any securities other than Eligible Municipal
          Securities, the issuer of such securities has been in
          continuous operation for not less than three years
          (including the operations of predecessors).                 X
                                                                     ---     ---

     f.   Has the affiliated underwriter confirmed that it will not
          receive any direct or indirect benefit as a result of
          BlackRock's participation in the offering?                  X
                                                                     ---     ---

Approved:       Marc Dichek          Date: 1/8/07
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